SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BOK FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[BOK Financial Letterhead]

March 23, 2006

To Each Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BOK Financial Corporation to be held this year in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma on Tuesday, April 25, 2006, at 11:00 a.m. local time. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is our Annual Report to Shareholders, covering the fiscal year ended December 31, 2005.

We hope that you will be able to attend this meeting, but all shareholders, whether or not they expect to attend the meeting, are requested to complete, date and sign the enclosed proxy and return it in the enclosed envelope as promptly as possible.

We look forward to seeing you at the meeting.

Sincerely,

/s/ George B. Kaiser
George B. Kaiser, Chairman of the Board of Directors

/s/ Stanley A. Lybarger
Stanley A. Lybarger, President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF BOK FINANCIAL CORPORATION, PLEASE TAKE NOTE OF THE FOLLOWING: Due to security measures in place at the Bank of Oklahoma Tower, it will be necessary for you to check in at the Williams security desk on the plaza level of the Tower. You will be required to provide identification to receive a visitor pass.

BOK FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 25, 2006

Each Shareholder:

Notice is hereby given that the Annual Meeting of Shareholders of BOK Financial Corporation (the “Company” or “BOK Financial”), an Oklahoma corporation, will be held in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma on April 25, 2006, at 11:00 a.m. local time, for the following purposes:

1.	To fix the number of directors to be elected at eighteen (18) and to elect eighteen (18) persons as directors for a term of one year or until their successors have been elected and qualified;

2.	To amend the BOKF 2003 Stock Option Plan (the “2003 Plan”); and,

3.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Bylaws.

The Board recommends that shareholders vote FOR the director nominees named in the accompanying proxy statement and FOR the amendment of the 2003 Plan.

Only shareholders of record at the close of business on March 1, 2006, shall be entitled to receive notice of, and to vote at, the annual meeting. A complete list of shareholders entitled to vote will be available for inspection at our offices, Bank of Oklahoma Tower, One Williams Center, Tulsa 74172.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Frederic Dorwart
Frederic Dorwart, Secretary

March 23, 2006

Tulsa, Oklahoma

BOK FINANCIAL CORPORATION

Bank of Oklahoma Tower

Tulsa, Oklahoma 74172

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held April 25, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors of BOK Financial Corporation for use at our annual meeting of shareholders. The annual meeting will be held on Tuesday, April 25, 2006, at 11:00 a.m. local time in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma.

These proxy materials will be mailed on or about March 23, 2006 to holders of record of common stock as of the close of business on March 1, 2006.

Voting by proxy

You may vote at the annual meeting by completing, signing and returning the enclosed proxy card. If not revoked, your proxy will be voted at the annual meeting in accordance with your instructions marked on the proxy card. If you fail to mark your proxy with instructions, your proxy will be voted as follows:

•	FOR the election of the eighteen (18) nominees for director listed in this Proxy Statement; and,

•	FOR the amendment of the 2003 BOKF Stock Option Plan

As to any other matter that may be properly brought before the annual meeting, your proxy will be voted as the Board of Directors may recommend. If the Board of Directors makes no recommendation, your proxy will be voted as the proxy holder named in your proxy card deems advisable. The Board of Directors does not know of any other matter that is expected to be presented for consideration at the annual meeting.

Any shareholder executing a proxy retains the right to revoke it any time prior to exercise at the annual meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of BOK Financial, by execution and delivery of a later proxy or by voting the shares in person at the annual meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

Voting and quorum requirements at the meeting

Only holders of shares of common stock at the close of business on March 1, 2006, (the “record date”) are entitled to notice of and to vote at the annual meeting. On the record date, there were 66,955,508 shares of common stock entitled to vote.

You will have one vote for each share of common stock held by you on the record date.

In order to have a meeting it is necessary that a quorum be present. The presence in person or by proxy of the holders of one-third of the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.

The affirmative vote of the holders of a majority of the shares present or represented at the meeting in which a quorum is present that actually vote for or against the matter is required. Directors are elected by a plurality vote, meaning that the eighteen (18) nominees receiving the highest number of votes FOR will be elected as directors. The affirmative vote of the holders of a majority of the shares of common stock, present in person or by proxy, voted at the meeting, is required for approval of the foregoing amendments to the 2003 Plan.

George B. Kaiser currently owns approximately 66.7% of the outstanding common stock and plans to vote in person at the meeting.

Solicitation of proxies

We are paying for all our costs incurred in soliciting proxies for the annual meeting. In addition to solicitation by mail, we may use our directors, officers and regular employees to solicit proxies by telephone or otherwise. These personnel will not be specifically compensated for these services. We will pay persons holding shares of common stock for the benefit of others, such as nominees, brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owner.

Annual report

Our Annual Report to Shareholders, covering the fiscal year ended December 31, 2005, including audited financial statements, is enclosed. No parts of the Annual Report are incorporated in this Proxy Statement or are deemed to be a part of the material for the solicitation of proxies.

Security Ownership of Certain Beneficial Owners and Management

As of March 1, 2006, there were 66,955,508 shares of common stock issued and outstanding. Mr. Kaiser is the only shareholder known by BOK Financial to be the beneficial owner of more than five percent (5%) of its outstanding common stock. The following table sets forth, as of March 1, 2006, the beneficial ownership of common stock of BOK Financial, by each director and nominee, the chief executive officer (Mr. Lybarger) and the four other executive officers named in the Summary Compensation Table appearing at page 18 below, and, as a group, all of such persons and other executive officers not named in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Gregory S. Allen	1,396	(3)	*
C. Fred Ball, Jr.	55,140	(4)	*
Sharon J. Bell	84,843	(5)	*
Peter C. Boylan, III	1,625		*
Steven G. Bradshaw	56,556	(6)	*
Chester Cadieux, III	295		*
Paula Marshall-Chapman	553		*
William E. Durrett	111,857	(7)	*
Daniel H. Ellinor	18,758	(8)	*
Robert G. Greer	13,890	(9)	*
David F. Griffin	39,287	(10)	*
V. Burns Hargis	65,962	(11)	*
E. Carey Joullian, IV	3,256	(12)	*
George B. Kaiser	44,645,569	(13)	66.7%
Judith Z. Kishner	295		*
Thomas L. Kivisto	3,000		*
David L. Kyle	2,133		*
Robert J. LaFortune	103,796		*
Stanley A. Lybarger	234,487	(14)	*
Steven J. Malcolm	796		*
W. Jeffrey Pickryl	24,286	(15)	*
All directors, nominees and executive officers as a group (21 persons including the above)	45,467,780		67.3%

*	Less than one percent (1%)

(1)	Except as otherwise indicated, all shares are beneficially owned and the sole investment and voting power is held by the person named.

(2)	All percentages are rounded to the nearest tenth, and are based upon the number of shares outstanding as of the date set forth above. For purposes of computing the percentages of the outstanding shares owned by the persons described in the table, any shares such persons are deemed to own by having a right to acquire such shares by exercise of an option are included, but shares acquirable by other persons by the exercise of stock options are not included.

(3)	Includes 755 shares owned by Mr. Allen and Elizabeth Allen.

(4)	Includes options to purchase 40,560 shares of BOKF common stock immediately exercisable. Also includes 4,000 shares owned by Mr. Ball and Charlotte Ball, 5,267 shares owned by C. Fred Ball, Jr. IRA, and 5,313 shares held in the BOk Thrift Plan.

(5)	Includes 2,791 shares owned by spouse. Also includes 18,440 shares owned by the J. A. Chapman and Leta M. Chapman Trust (1949), of which Ms. Bell is individual trustee, and 21,329 shares owned by the Leta McFarlin Chapman Trust (1974), of which Ms. Bell is co-trustee.

(6)	Includes options to purchase 41,664 shares of BOKF common stock immediately exercisable. Also includes 4,198 shares owned by the Steven G. Bradshaw Revocable Trust, of which Mr. Bradshaw and Marla Bradshaw are trustees, 10,127 shares of restricted stock and 573 shares held in the BOk Thrift Plan.

(7)	Includes 5,955 shares indirectly owned by William E. Durrett Revocable Trust, 94,208 shares indirectly owned by American Fidelity Assurance Company, 1,121 shares indirectly owned by CPROP, INC., 199 shares indirectly owned by CELP, and 1,574 shares indirectly owned by CAMCO.

(8)	Includes options to purchase 6,419 shares of BOKF common stock immediately exercisable. Also includes 11,133 shares of restricted stock and 37 shares held in the BOk Thrift Plan.

(9)	Includes options to purchase 1,364 shares of BOKF common stock immediately exercisable. Also includes 8,162 shares indirectly owned by Robert G. Greer, IRA and 2,220 shares owned by Mr. Greer’s spouse, Joan Philen Greer.

(10)	Includes 38,794 shares indirectly owned by Doppler Investments, L.P.

(11)	Includes options to purchase 49,838 shares of BOKF common stock immediately exercisable. Also includes 1,784 shares held in the BOk Thrift Plan.

(12)	Includes 1,790 shares indirectly owned by JCAP, LLC.

(13)	Mr. Kaiser’s address is P. O. Box 21468, Tulsa, OK 74121-1468. Includes 6,907,280 received upon the conversion of BOK Financial Corporation Series A Preferred Stock. Also includes 1,716,453 shares owned by Assurances Company, LLC of which Mr. Kaiser is the sole member.

(14)	Includes options to purchase 113,222 shares of BOKF Common Stock immediately exercisable. Also includes 15,056 shares indirectly owned by Marcia Lybarger Living Trust, 7,744 shares indirectly owned by Stanley A. Lybarger, IRA, 43,186 shares of restricted stock and 24 shares held in the BOk Thrift Plan.

(15)	Includes options to purchase 13,557 shares of BOKF common stock immediately exercisable. Also includes 5,817 shares indirectly owned by W. Jeffery Pickryl IRA, and 4,912 shares held in the BOk Thrift Plan.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees and vote required to elect nominees

A board of eighteen (18) directors is to be elected at the annual meeting. The eighteen (18) nominees for director who receive the highest number of affirmative votes of the shares voting shall be elected as directors. You may vote the number of shares of common stock you own for up to eighteen (18) persons. Unless you otherwise instruct by marking your proxy card, the proxy holders will vote the proxies received by them FOR the election of each of the eighteen (18) nominees named below.

If at the time of the annual meeting any of the nominees is unwilling or unable to serve, all proxies received will be voted in favor of the remainder of those nominated and for such substitute nominees, if any, as shall be designated by the board and nominated by any of the proxies named in the enclosed proxy form. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

Term of office

The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

Family relationships

There are no family relationships by blood, marriage or adoption between any director or executive officer of the company and any other director or executive officer of the company.

Information about nominees

Certain information concerning the nominees to the Board of Directors of the company is set forth below based on information supplied by the nominees. All information is as of March 1, 2006. All references in this Proxy Statement to “BOk” shall mean Bank of Oklahoma, National Association, and all references to “BOT” shall mean Bank of Texas, National Association, both of which are banking subsidiaries of BOK Financial Corporation.

Name	Age	Principal Occupation, Business Experience During Last 5 Years, and Directorships of Other Public Companies	First Year Became a Director
Gregory S. Allen	43	President and CEO, Advance Food Company (manufacturer and marketer of value-added food products). Mr. Allen has served as President of Advance Food Company since 1998.	2005

C. Fred Ball, Jr.	61	Chairman and CEO of BOT; previously, Mr. Ball served as Executive Vice President of Comerica Bank-Texas and later President of Comerica Securities, Inc., where he was employed from 1991 until joining Bank of Texas in 1997.	1999

Sharon J. Bell	54	Attorney and Managing Partner, Rogers and Bell (Tulsa, Oklahoma); Trustee and General Counsel, Chapman-McFarlin Interests; formerly a Director and President of Red River Oil Company (oil and gas exploration and development).	1993

Peter C. Boylan, III	42	Mr. Boylan has served as CEO of Boylan Partners, LLC (investment management and advisory organization) since March 2004. From April 2002 through March 2004, Mr. Boylan served as Director, President and Chief Operating Officer of Liberty Broadband Interactive Television, Inc. (broadband interactive television technology company providing services and products to cable and satellite television operators worldwide), a company controlled by Liberty Media Corporation. Prior to April 2002, Mr. Boylan was Co-President, Co-Chief Operating Officer, Member of the Office of the Chief Executive Officer, and Director of Gemstar-TV Guide International, Inc. (media, entertainment, technology and communications company).	2005

Chester Cadieux, III	39	President, CEO and Director of QuikTrip Corporation (a gasoline and retail convenience chain) since 2002. Prior to becoming President and CEO, Mr. Cadieux served as Vice President of Sales at QuikTrip Corporation.	2005

Paula Marshall-Chapman	52	Chief Executive Officer, The Bama Companies, Inc. (manufacturer and marketer of food products); Ms. Marshall-Chapman is also a director of Helmerich and Payne, Inc. (oil and gas drilling contractor) and American Fidelity Corporation (insurance holding company). She is also a former director of the Federal Reserve Bank of Kansas City.	2003

William E. Durrett	75	Senior Chairman of the Board and Director of American Fidelity Corporation (insurance holding company), and American Fidelity Assurance Company (a registered investment advisor). Mr. Durrett is also a director of Oklahoma Gas & Electric Company and past Chairman of the Board of Integris Health.	1991

Robert G. Greer	71	Vice Chairman, BOT; formerly Chairman of the Board, Bank of Tanglewood, N.A., since 1996; Chairman of the Board of Tanglewood Bank, N.A. and Vice Chairman of the Board of Northern Trust Bank of Texas; Mr. Greer is also a director for Jefferson-Pilot Corporation and its subsidiary (Jefferson-Pilot Financial) since 1975.	2003

David F. Griffin	40	President, Griffin Communications, L.L.C. (owns and operates CBS affiliated television stations in Oklahoma); formerly President and General Manager, KWTV-9 (Oklahoma City).	2003

V. Burns Hargis	60	Vice Chairman, BOK Financial and BOk and Director of BOSC, Inc. since 1997; formerly, Attorney and Shareholder of the law firm of McAfee & Taft (Oklahoma City, Oklahoma).	1993

E. Carey Joullian, IV	45	President and Chief Executive Officer of Mustang Fuel Corporation and subsidiaries; President and Manager, Joullian & Co., L.L.C.; Manager, JCAP, L.L.C.	1995

George B. Kaiser	63	Chairman of the Board of BOK Financial and BOk; President and principal owner of Kaiser-Francis Oil Company (independent oil and gas exploration and production company).	1990

Judith Z. Kishner	58	Manager, Zarrow Family Office, LLC; Secretary and Treasurer for Anne & Henry Zarrow Foundation (a charitable foundation); Trustee for Zarrow Families Foundation; currently on the Board of Directors for Anne and Henry Zarrow Foundation, Tulsa Recreational Center for the Physically Limited, Tulsa City-County Library Commission, Chairman for the Nature Conservancy of Oklahoma and National Conference for Community and Justice.	2004

Thomas L. Kivisto	54	Chairman, President and Chief Executive Officer of SemGroup, LP (gathering, transporting, marketing and hedging services for energy industry).	Nominee

David L. Kyle	53	Chairman, President, Chief Executive Officer and Director of ONEOK, Inc. (energy company engaged in production, gathering, storage, transportation, distribution and marketing of fuels); formerly, president and Chief Operating Officer of ONG Transmission Company and Oklahoma Natural Gas Company; Director, American Gas Association and Southern Gas Association.	2001

Robert J. LaFortune	79	Self-employed in the investment and management of personal financial holdings. Mr. LaFortune is also a director of Apco Argentina, Inc.	1993

Stanley A. Lybarger	56	President and Chief Executive Officer of BOK Financial and BOk; previously President of BOk Oklahoma City Regional Office and Executive Vice President of BOk with responsibility for corporate banking.	1991

Steven J. Malcolm	57	Chairman, President and Chief Executive Officer of The Williams Companies, Inc. (energy holding company); formerly, President and Chief Executive Officer of Williams Energy Services after serving as senior vice president and general manager of Midstream Gas and Liquids for Williams Energy Services.	2002

Compensation of Directors

All non-officer directors of BOK Financial and BOk receive a single retainer of $7,500 per year, payable quarterly in arrears in BOK Financial common stock in accordance with the BOKF Directors Stock Compensation Plan, whether serving on one or more of the boards of directors. Director compensation shares are issued to each director on or before the 15th day following the end of each calendar quarter during which such director served as a member of the Board of Directors of BOK Financial or BOk. The BOKF Directors Stock Compensation Plan further provides that the issuance price for the director compensation shares is the average of the mid-points between the highest price and the lowest price at which trades occurred on NASDAQ on the five trading days immediately preceding the end of the calendar quarter. All non-officer directors also are paid $500 in cash for each board of directors or committee meeting attended (provided only one fee is paid when two or more committees meet contemporaneously) and $1,000 in cash for each committee meeting chaired. No such fees are paid for meetings not attended. In addition, the Chairman of the Risk and Audit Committee receives $250 for each quarterly earnings release conference and upon application to, and subject to the discretion of, the Committee, $250 for each additional substantive conference with the Company’s independent auditors or management in fulfillment the duties and responsibilities of the Committee.

Attendance of Meetings

The entire Board of Directors of BOK Financial met four times during 2005. All directors of BOK Financial attended 75% of all meetings of the Board of Directors and committees on which they served, except Ms. Marshall-Chapman and Mr. Robinson, who were unable to attend 75% of the meetings due to business and personal conflicts. Although BOK Financial does not have a policy with respect to attendance by the Directors at the Annual Meeting of Stockholders, Directors are encouraged to attend. Eighteen of the 22 members of the Board of Directors attended the 2005 Annual Meeting of Stockholders. The Board of Directors intends to meet at least four times in 2006.

Director Nominations

While the Board of Directors does not have a standing nomination committee, director candidates identified by management and members of the Board of Directors are discussed at virtually every Board of Directors meeting. The Board has no written policy on qualifications of directors; however, the understood expectation is that directors will have all of the following characteristics: (i) Impeccable integrity; (ii) Strong sense of professionalism; and, (iii) Capability of serving the interests of stockholders, and several of the following characteristics: (i) Prominence in the community; (ii) Significant relations with one of the Company’s subsidiary banks; (iii) Ability to represent the views of under-represented constituencies in the Company’s market areas; (iv) Financial analytical skill and expertise; and, (v) Vision for social trends.

The Board of Directors will consider director candidates recommended by stockholders if provided with the following: (i) evidence in accordance with Rule 14a-8 of compliance with stockholder eligibility requirements; (ii) the written consent of the candidate(s) for nomination as a director and verification as to the accuracy of the biographical and other information submitted in support of the candidate; (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director; and, (iv) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. The Board of Directors encourages shareholder director candidate recommendations.

Any stockholder that wishes to present a director candidate for consideration should submit the information identified above pursuant to the procedures set forth below under “Communication with the Board of Directors.”

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO THE BOKF 2003 STOCK OPTION PLAN

The shareholders of BOK Financial approved the BOKF 2003 Stock Option Plan at the 2003 Annual Meeting of Shareholders. All employees of BOKF and its subsidiaries are eligible to be designated as participants and awarded options under the 2003 Plan. BOKF currently has 3,825 full-time equivalent employees. Participants are designated based upon a subjective determination of the present and potential contributions of the employee to the success of the Company. Except for options intended to comply with Section 162(m) of the Internal Revenue Code, those employees to whom stock option awards are made are selected by the Chairman of the Board of Directors and the Chief Executive Officer. The Board of Directors is proposing for shareholder approval the amendment of the 2003 Plan as follows:

•	Increasing Authorized Shares by 3,500,000. Substantially all of the 2,000,000 shares of common stock currently authorized under the 2003 Plan have been awarded. The Company seeks to increase the number of authorized shares by 3,500,000 so that it may continue to reward outstanding employee performance in accordance with its employee compensation plans.

•	Increasing the Number of Awards that may be Granted to a Single Employee. The 2003 Plan currently limits the number of options that may be granted to a single employee in any one year to 100,000. In order to retain and attract top executives, the Company seeks to increase this limit to allow up to 200,000 options to be granted to a single employee in any one year.

•	Extending the Term of the 2003 Plan. The Company seeks to extend the term of the 2003 Plan until April 30, 2009.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock, present in person or by proxy, voted at the meeting, is required for approval of the foregoing amendments to the 2003 Plan.

Equity Compensation Plan Information

The following table provides information about the Company’s equity compensation plans in effect at December 31, 2005. Plans included in the following table consist of the BOKF 1994, 1997, 2000, 2001 and 2003 Stock Option Plans, as well as the 2003 Executive Incentive Plan and the BOKF Directors Stock Compensation Plan. The material features of the various stock-based compensation plans are described within Note 13 of “Notes to Consolidated Financial Statements” of the 2005 Annual Report, which is incorporated herein by reference.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(2)	Weighted-average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected (in the first column) (2)
Equity compensation plans approved by security holders
Stock options	3,486,063	$34.03	723,553	(1)
Nonvested common shares	57,706	Not applicable	443,597

Sub-total	3,543,769		1,167,150	(1)
Equity compensation plans not approved by security holders	None	None	None

Total	3,543,769		1,167,150	(1)

(1)	Includes 481,630 shares of common stock which may be awarded pursuant to the BOKF Directors Stock Compensation Plan.

(2)	As of December 31, 2005.

Committees of the Board of Directors

The Risk Oversight and Audit Committee, Independent Compensation Committee and Credit Committee are described below.

Risk Oversight and Audit Committee

During 2005, the Board of Directors of BOK Financial Corporation had a standing Risk Oversight and Audit Committee (the “Audit Committee”) comprised solely of independent directors. The Board of Directors have adopted an Audit Committee charter that complies with Rule 4350(d)(1) of the NASD listing standards. The Audit Committee has the responsibility and authority set forth in Rule 4350(d)(3) of the NASD listing standards under the revised charter. Among other things, the Audit Committee will be responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

The current members of the Audit Committee are Messrs. Joullian (Chairman), Cadieux, Cappy, Kyle and Malcolm. The Board of Directors has designated Mr. Joullian as its “audit committee financial expert,” as defined in Item 401(h)(2) of Regulation S-K. Mr. Joullian is an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee held five meetings in fiscal 2005 and intends to meet at least five times in fiscal 2006. The Report of the Audit Committee is on page 12 of this proxy statement.

Independent Compensation Committee

In December 2002, the Board of Directors established an Independent Compensation Committee, consisting of independent directors, to administer a performance based compensation plan for senior executives in accordance with the provisions of Section 162(m) of the Internal Revenue Code. The Independent Compensation Committee consists of Messrs. Cappy (Chairman), Griffin and Kyle. Compensation of the Chief Executive Officer, the direct reports to the Chief Executive Officer and other officers participating in the Company’s incentive plan are reviewed by the Independent Compensation Committee. Compensation for all other officers is, in practice, determined by the Chief Executive Officer and Mr. Kaiser, the Chairman of the Board. The Independent Compensation Committee Report on Executive Compensation may be found on page 24 of this proxy statement.

Credit Committee

The purpose of the Credit Committee is to review and report to the Board of Directors regarding the quality of the Company’s credit portfolio and trends affecting the credit portfolio. It also oversees the effectiveness and administration of credit-related policies and reviews the adequacy of the allowance for loan losses and reserve for off-balance sheet credit losses. The members of the Credit Committee are Messrs. Griffin (Chairman), Allen, Boylan, Hargis, Kaiser, LaFortune, Lybarger and Ms. Marshall-Chapman. The Credit Committee met eleven times during fiscal 2005 and plans to meet at least eleven times in fiscal 2006.

Independent Director Meetings

The Board of Directors has adopted a policy of regularly scheduled executive sessions where independent directors will meet separate from management. The independent directors plan to meet in executive session after all regularly scheduled Board of Director meetings. The independent Directors held four executive sessions during 2005. The presiding Director at the executive sessions is Mr. Kaiser. Shareholders of the Company may communicate their concerns to the non-management Directors in accordance with the procedures described below under “Communication with the Board of Directors.”

Communication with the Board of Directors

The Board of Directors of BOK Financial believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors, or a particular Director, may do so by sending a letter to the Investor Relations Manager of BOK Financial at P.O. Box 2300, Tulsa, Oklahoma 74192. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” Such letters should identify the author as a stockholder and state whether the intended recipients are all members of the Board of Directors or certain specified individual Directors. The Investor Relations Manager and the General Counsel will independently review the content of the letters. Communications which are constructive suggestions for the conduct of the business or policies of the Company will be promptly delivered to the identified Director or Directors. Communications which are complaints about specific incidents involving banking or brokerage service will be directed to the appropriate business unit for review. Director nominations will be reviewed for compliance with the requirements identified in the section of this proxy entitled “Director Nominations”, and if meeting such requirements, promptly forwarded to the Director or Directors identified in the communication.

Report of the Risk Oversight and Audit Committee

The Risk Oversight and Audit Committee (the Committee) oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee discussed and reviewed the Company’s consolidated financial statements included in the Annual Report with management and reviewed internal control over financial reporting with management and the internal auditors. This review included discussions with management regarding the quality, not just the acceptability, of accounting policies. It also included the reasonableness of significant judgments, the clarity of disclosures in the consolidated financial statements and the effectiveness of internal control over financial reporting. Management has the primary responsibility for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Committee reviewed internal audit reports on the effectiveness of management’s assessment process, discussed internal control matters with management, and reviewed the Company’s compliance with legal and regulatory requirements as necessary.

The Committee discussed and reviewed with Ernst & Young, LLP, the independent registered public accounting firm, their opinion on the conformity of the Company’s consolidated financial statements with accounting principles generally accepted in the United States. This discussion included their judgments as to the quality, not just the acceptability, of the Company’s accounting policies. This discussion covered the required communications under audit standards established by the Public Company Accounting Oversight Board (United States), including PCAOB Auditing Standard No. 2, An Audit of Internal Control over Financial Reporting and Standard No. 61, Communications with Audit Committees. The Committee has reviewed the auditors’ independence and obtained written representation from Ernst & Young, LLP regarding independence matters, in accordance with Independence Standards Board Standard No. 1. In conducting this review, the Committee considered whether any non-audit services were compatible with maintaining the auditor’s independence.

The Committee meets at least quarterly with the Company’s internal auditors and the independent registered public accounting firm regarding the overall scope and plans for their respective audits. These meetings are conducted with and without management present and the Committee discusses the results of the audits, including the auditor’s evaluation of internal control over financial reporting.

Each of the members of the Audit Committee qualifies as an “independent” Director under the current listing standards of the National Association of Securities Dealers (NASD). The Board of Directors has appointed E. Carey Joullian IV as the “audit committee financial expert”.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

E. Carey Joullian IV, Committee Chairman

Chester Cadieux III

Joseph E. Cappy

David L. Kyle

Steven J. Malcolm

Principal Accountant Fees and Services

Audit Fees. Fees paid to Ernst & Young, LLP (“EY”) for the audit of the annual consolidated financial statements included in BOK Financial’s Annual Report on Form 10-K, for the review of the consolidated financial statements included in BOK Financial’s Forms 10-Q for the quarters included in the years ended December 31, 2005 and 2004 and for the audit function, were $893,000 and $821,500 respectively.

Audit-related Fees. Fees paid to EY for the audit of BOK Financial’s employee benefit plans, testing the results of our system conversion and other audit related functions were $84,000 and $73,600 respectively, for the years ended December 31, 2005, and 2004.

Tax Fees. Fees paid to EY associated with tax return preparation and tax planning were $18,685 and $26,050 respectively, for the years ended December 31, 2005, and 2004.

All Other Fees. Fees paid to EY were $5,800 and $5,800 respectively, for each of the years ended December 31, 2005, and 2004.

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by BOK Financial’s independent auditor prior to the commencement of the specified services. 100% of the services described in “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with BOK Financial’s formal policy on auditor independence and approval of fees.

Shareholder Return Performance Graph

The BOKF Common Stock (with non-detachable rights to purchase fifteen additional BOKF Common shares at $0.054625 per share) was registered pursuant to the Securities Exchange Act of 1934 and listed for trading on NASDAQ on September 5, 1991. The BOKF shares traded with the rights attached through October 28, 1991. The BOKF shares traded ex-rights from and after the opening or trading on October 29, 1991. Set forth below is a line graph comparing the change in cumulative shareholder return on the Common Stock of BOK Financial against the cumulative total shareholders return of the NASDAQ Index, the NASDAQ Bank Index, and the KBW 50 Bank Index for the period commencing December 31, 2000 and ending December 31, 2005.*

Comparison of Cumulative Total Return

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
BOKF	100.00	$152.87	$162.00	$199.65	$259.19	$241.49
NASDQ Bank Stocks	100.00	108.27	110.84	142.58	163.17	159.40
KBW 50 Bank	100.00	95.88	89.12	119.46	131.46	133.00
NASDQ (CRSP U.S. Company)	100.00	79.32	54.84	81.99	89.22	91.12

*	Graph assumes value of an investment in the Company’s Common Stock for each index was $100 on December 31, 1999. The KBW 50 Bank index is the Keefe, Bruyette & Woods, Inc. index, which is available only for calendar quarter end periods. No dividends were paid on BOK Financial Common Stock except (i) on November 17, 1993, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 9, 1993, payable in kind by the issuance of BOK Financial Stock, (ii) on November 17, 1994, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 8, 1994, payable in kind by the issuance of BOK Financial Common Stock, (iii) on November 27, 1995, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 17, 1995, payable in kind by the issuance of BOK Financial Common Stock, (iv) on November 27, 1996, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 18, 1996, payable in kind by the issuance of BOK Financial Common Stock, (v) on November 26, 1997, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 17, 1997, payable in kind by the issuance of BOK Financial Common Stock, (vi) on November 25, 1998, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 13, 1998, (vii) on October 18, 1999, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of October 5, 1999, (viii) on May 18, 2001, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of May 7, 2001, (ix) on May 29, 2002, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of May 13, 2002, (x) on May 31, 2003, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of May 10, 2003, (xi) and on May 31, 2004, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of May 10, 2004. The graph has been adjusted to reflect a two-for-one Common Stock split in the form of a 100% stock dividend paid on February 22, 1999. Cash dividends on Common Stock, which were first paid in 2005, are assumed to have been reinvested in BOK Financial Common Stock.

Executive Officers

Certain information concerning the executive officers of BOK Financial, BOk, BOT, Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Colorado State Bank and Trust, N.A., and BOSC, Inc. is set forth below:

C. Fred Ball, Jr., age 61, is Chairman and Chief Executive Officer of the Bank of Texas and is responsible for all banking activities in the State of Texas for BOKF. Before joining Bank of Texas in 1997, he was Executive Vice President of Comerica Bank-Texas and later President of Comerica Securities, Inc.

Steven G. Bradshaw, age 46, is Senior Executive Vice President of BOk, Manager of Consumer Banking & Wealth Management and Chairman of BOSC, Inc. Before joining BOK Financial, Mr. Bradshaw spent six years managing the brokerage operation at Sooner Federal. Mr. Bradshaw has been with BOKF for 14 years.

Charles E. Cotter, age 52, Executive Vice President and Chief Credit Officer for Bank of Oklahoma, and Manager of Credit Administration Division. Previously, Mr. Cotter acted as Credit Concurrence Officer responsible for the approval of commercial loans, the Manager of the Specialized Lending Department and the Merchant Banking Department. Mr. Cotter has accumulated a total of 28 years of banking experience at Bank of Oklahoma and Fidelity Bank, a bank acquired by Bank of Oklahoma.

Jeffery R. Dunn, age 43, is Chairman, President and Chief Executive Officer of Bank of Arkansas, N.A.; previously, Mr. Dunn served as Senior Vice President of Commercial Lending. He has been with BOk for 18 years.

Daniel H. Ellinor, age 44, is Senior Executive Vice President, Commercial Banking, Oklahoma and Arkansas. Mr. Ellinor joined BOk in 2003. Previously, he served as regional president for Compass Bank in Dallas, where he oversaw Compass’ North Texas operations. Prior to that time, Mr. Ellinor was Bank of America’s market executive for the North Texas Commercial Banking Division.

Mark W. Funke, age 50, is President, BOk Oklahoma City and Commercial Banking Manager, Oklahoma City. Mr. Funke is also responsible for BOk’s Business Banking Group, which manages BOk’s statewide small business banking efforts, and all of its Community Banking Offices. He is also responsible for Bank of Arkansas, N.A. and serves as a director. He joined BOk in 1984 as Vice President in the financial institutions department and was named to his current position in 1997. Before joining BOk, he was a commercial lender with Republic Bank in Houston for seven years.

Scott C. Grauer, age 41, is President and Chief Executive Officer of BOSC, Inc. Prior to becoming President of BOSC, Inc. in 1999, Mr. Grauer served as Senior Vice President and Manager, Investment Center for BOk. Mr. Grauer joined BOK Financial in 1991.

Robert G. Greer, age 71, is Vice Chairman of BOT. Mr. Greer was formerly Chairman of the Board, Bank of Tanglewood, N.A. and Vice Chairman of the Board of Northern Trust Bank of Texas. Mr. Greer has also been a director for Jefferson Pilot Corporation since 1975.

V. Burns Hargis, age 60, is Vice Chairman, BOK Financial and BOk and Director of BOSC, Inc. Mr. Hargis joined BOk in November 1997. Previously, Mr. Hargis was an attorney with the law firm of McAfee & Taft (Oklahoma City, Oklahoma).

H. James Holloman, age 54, is Executive Vice President of BOk and Manager of the Trust Division. Before joining BOk, he spent 12 years at First Union National Bank in Charlotte, North Carolina. Mr. Holloman has been with BOk since 1985.

James L. Huntzinger, age 54, is Chief Investment Officer of BOk. Mr. Huntzinger was previously Financial Manager, Capital Markets and Chief Investment Officer of the Trust Division. He has been with BOk since 1982.

Stacy C. Kymes, age 35, is Senior Vice President and Corporate Controller for BOK Financial. Previously Mr. Kymes served as Chief Auditor of BOK Financial. Mr. Kymes joined BOK Financial in 1996. Prior to joining BOK Financial he was with the public accounting firm of KPMG LLP.

Stanley A. Lybarger, age 56, is President and Chief Executive Officer of BOK Financial and BOk. Mr. Lybarger has been with BOk for 31 years. Previously, he was President of Bank of Oklahoma’s Oklahoma City Regional Office and Executive Vice President of Bank of Oklahoma with responsibility for corporate banking.

John C. Morrow, age 50, is Senior Vice President and serves as Director of Financial Accounting and Reporting. He joined BOK Financial in 1993. He was previously with Ernst & Young LLP for 10 years.

Steven E. Nell, age 44, is Executive Vice President and Chief Financial Officer for BOK Financial and BOk. Mr. Nell previously served as Senior Vice President and Corporate Controller for BOK Financial. Before joining BOK Financial in 1992, Mr. Nell was with Ernst & Young LLP for 8 years.

Don T. Parker, age 45, is Executive Vice President and Chief Information Officer of BOK Financial. Mr. Parker joined the Company in 2005. He previously served as Senior Vice President and Director of Information Services of Comerica Bank, a position he held from February, 1999 to July, 2005. Prior to joining Comerica Bank, Mr. Parker was a Senior Vice President and General Manager of Consolidation Services at National City Incorporated in Cleveland, Ohio.

W. Jeffrey Pickryl, age 54, is Senior Executive Vice President/Regional Banks for BOK Financial. Mr. Pickryl was previously an Executive Vice President for BOk, responsible for Commercial Banking in Tulsa, as well as statewide energy and real estate lending. Before joining BOk in 1997, he was president and Chief Credit Officer for Liberty Bancorp, Inc., where he worked for 14 years.

David A. Ralston, age 49, is Chairman of Bank of Arizona. He previously served as Senior Vice President and Manager of Commercial Real Estate, Tulsa. Mr. Ralston has been with BOK Financial since 1984.

Paul A. Sowards, age 53, is President of Bank of Albuquerque. Before joining Bank of Albuquerque in March 2000, Mr. Sowards was President of Bank of America in New Mexico. Prior to his election as President in New Mexico, Mr. Sowards was Executive Vice President and Commercial Banking Market Manager, responsible for commercial lending, treasury management and capital markets.

Thomas S. Swiley, age 56, is President and Director of Bank of Texas. Prior to joining Bank of Texas in March 2001, Mr. Swiley was Managing Director and Credit Products Executive, with responsibility for the Southwest region, for Bank of America.

Gregory K. Symons, age 53, is Chairman and Chief Executive Officer, Colorado State Bank and Trust and is responsible for commercial banking. He previously served as Chairman and Chief Executive Officer of Bank of Albuquerque and was responsible for commercial banking in New Mexico. He previously served as a Senior Vice President for BOk. Mr. Symons has been with BOK Financial for 27 years.

James F. Ulrich, age 54, is Chairman and Chief Executive Officer for Bank of Albuquerque. Before assuming his current position, Mr. Ulrich served as Senior Vice President, Investor Relations and Mergers and Acquisitions. Prior to that time, Mr. Ulrich served as director of Human Resources and Manager, Tulsa Metropolitan Commercial Lending Department. Mr. Ulrich has been with BOK Financial since 1982.

Executive Compensation

The following table sets forth summary information concerning the compensation of those persons who were, at December 31, 2005, (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company. These five officers are hereafter referred to collectively as the “Named Executive Officers.”

Summary Compensation Table1

Name and Principal Position	Year	Annual Compensation					Long Term Awards		All Other Compensation[3]
		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)[2]	Options/ SARs (#)
Stanley A. Lybarger President & Chief Executive Officer, BOK Financial and BOk	2005 2004 2003	$753,000 693,000 625,000	$343,563 950,000 375,000		$1,696,046 3,567,736 1,619,417	[4] [5] [6]	$602,381 0 1,022,490	77,350 125,996 115,026	$23,100 22,250 22,000

C. Fred Ball, Jr. Chairman & Chief Executive Officer, Bank of Texas	2005 2004 2003	300,000 280,000 270,000	118,000 101,319 120,000		768,390 650,611 605,841		0 0 0	29,208 28,884 29,877	22,870 22,550 22,000

Steven G. Bradshaw Senior Executive Vice President, Consumer Banking and Wealth Management, BOk	2005 2004 2003	325,000 280,000 280,000	126,497 151,624 100,000		224,273 340,021 197,772	[7]	162,511 140,988 140,009	18,719 17,364 18,696	17,158 16,400 14,870

Daniel H. Ellinor Senior Executive Vice President, BOk	2005 2004 2003	350,000 325,000 300,000	150,000 150,000 115,874	[9] [9]	96,058 0 0	[8]	174,979 162,802 77,400	15,178 14,786 15,073	15,883 0 0

W. Jeffrey Pickryl Senior Executive Vice President, Regional Banks for BOK Financial	2005 2004 2003	365,000 325,000 325,000	175,563 141,648 125,000		696,701 961,619 235,035		0 0 0	41,212 39,127 42,213	21,244 20,500 20,000

[1]	No Long Term Incentive Plan payouts were made in 2003, 2004 or 2005 and therefore no columns are included for such items in the Summary Compensation Table.

[2]	Represents performance shares in the form of restricted stock issued pursuant to the BOK Financial 2003 Executive Incentive Plan (“Incentive Plan”). Performance shares vest only on the fifth anniversary of the last day of the year for which the shares were issued. Shares may not be sold until three years after the shares vest unless, following such sale, the executive would own that number of shares of BOK Financial common stock provided for in any Executive Management BOKF Common Stock Ownership Guidelines which may be established by the Independent Compensation Committee. The number of performance shares issued in any one year may be increased or decreased based upon two performance measures: 1) Company earnings per share measured against peer group earnings per share and 2) business unit actual controllable value added measured against business unit planned controllable value added and attainment of individually established goals; provided however, that the performance measure for the Chief Executive Officer is based solely on the earnings per share measure. Pre-established performance targets and goals are determined by the Independent Compensation Committee and target achievement measure is based upon a trailing three year average. Individual executive performance shares may be increased in an amount not to exceed 50% of target compensation and decreased to 0% of target compensation based upon a Long Term Incentive matrix established by the Independent Compensation Committee. The determination of whether the number of shares will be increased or decreased for any fiscal year will be determined on the second anniversary of the end of the year in respect of which the performance shares were issued. The value of the performance shares is based upon the market price of BOK Financial common stock on the date of grant.

[3]	Amounts shown in this column are derived from the following: (i) Mr. Lybarger, $12,000, 2003; $12,300, 2004; $12,600, 2005 – Company payment to the defined benefits plan which is further described on page 22 of this proxy (“DBP”); $10,000, 2003; $10,250, 2004; $10,500, 2005 – Company matching contributions to 401(K) Thrift Plan which is further described on page 22 of this proxy (“DCP”); (ii) Mr. Ball, $16,400, 2003; $16,400, 2004; $16,800, 2005 – DBP; $6,000, 2003; $6,150, 2004; $6,070, 2005—DCP; (iii) Mr. Bradshaw, $8,000, 2003; $8,200, 2004; $8,400, 2005 – DBP; $6,870, 2003; $8,200, 2004; $8,758 – DCP; (iv) Mr. Ellinor, $11,550, 2005 – DBP; $4,333, 2005 – DCP; and, (v) Mr. Pickryl, $14,000, 2003; $14,350, 2004, $14,700, 2005 – DBP; $6,000, 2003; $6,150, 2004; $6,544, 2005 – DCP.

[4]	Includes $1,696,046 in stock option exercise income which has been deferred.

[5]	Includes $3,567,736 in stock option exercise income which has been deferred.

[6]	Includes $1,619,417 stock option exercise income which has been deferred.

[7]	Includes $181,185 in stock option exercise income which has been deferred.

[8]	Restricted Stock which vested in October, 2005.

[9]	Includes $50,000 in bonus income which has been deferred.

The following table sets forth certain information concerning stock options granted to the Named Executive Officers for services rendered during the 2005 fiscal year. 1

Options/SAR Grants in Last Fiscal Year

Name	Grant No.	Options/SARs Granted (#)[1]		Exercise or Base Price ($/Sh)[2]	% of Total Options/SARs Granted to Employees in Fiscal Year	Expiration Date		Total Grant Date Present Value $[3]
Stanley A. Lybarger	1	8,785		$44.00	.98%		(2)	$47,703
	2	8,280		47.99	.92		(2)	49,100
	3	8,039		46.18	.89		(2)	45,822
	4	52,246	[4]	47.05	5.81		(2)	515,146

C. Fred Ball, Jr.	1	5,271		44.00	.59		(2)	28,622
	2	4,306		47.99	.48		(2)	25,535
	3	4,020		46.18	.45		(2)	22,914
	4	15,611	[4]	47.05	1.74		(2)	153,924

Steven G. Bradshaw	1	1,054		44.00	.12		(2)	5,723
	2	1,159		47.99	.13		(2)	6,873
	3	2,412		46.18	.27		(2)	13,748
	4	14,094	[4]	47.05	1.57		(2)	138,967

Daniel H. Ellinor	4	15,178	[4]	47.05	1.69		(2)	149,655

W. Jeffrey Pickryl	1	3,514		44.00	.39		(2)	19,081
	2	3,147		47.99	.35		(2)	18,662
	3	2,894		46.18	.32		(2)	16,496
	4	31,657[4]		47.05	3.52		(2)	312,138

(1)	Options related to compensation for services rendered in 2005 were awarded on four occasions: November 2, 2005 (“Grant #1”); December 2, 2005 (“Grant #2”); December 23, 2005 (“Grant #3”); and, January 6, 2006 (“Grant #4”). Grants 1, 2 and 3 were awarded pursuant to the BOKF 2001 Stock Option Plan; Grant 4 was awarded pursuant to the BOKF 2003 Stock Option Plan.

(2) •	All Grant #1 options vest and become exercisable on November 2, 2007 and expire 45 days after vesting.

•	All Grant #2 options vest and become exercisable on December 2, 2007, and expire 45 days after vesting.

•	All Grant #3 options vest and become exercisable on December 23, 2007, and expire 45 days after vesting.

•	One-seventh of the Grant #4 options vest and become exercisable on January 6 of each year, commencing on January 6, 2007; provided, however, that no options may be exercised until the performance period ends and the Independent Compensation Committee certifies that the pre-established goals were met. Grant #4 vested options expire three years after vesting.

(3)	Present value at date of grant is based on the Black-Scholes Option Pricing Model adopted for use in valuing exercise stock options based on the following assumptions:

•	Grant #1: 16.8% volatility factor, 3.72% risk free rate of return, $44.00 underlying price, 0.9% dividend yield;

•	Grant #2: 16.8% volatility factor, 3.72% risk free rate of return, $47.99 underlying price, 0.9% dividend yield;

•	Grant #3: 16.8% volatility factor, 3.72% risk free rate of return, $46.18 underlying price, 0.9% dividend yield;

•	Grant #4: 16.8% volatility factor, weighted average 3.69% risk free rate of return, $47.05 underlying price, no dividends.

The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the named executive will be at or near the value estimated by the Black-Scholes Model.

(4)	Grant #4 Options may be increased or decreased based upon two performance measures: 1) Company earnings per share measured against peer group earnings per share and 2) business unit actual controllable value added measured against business unit planned controllable value added and attainment of individually established goals; provided, however, that the only performance measure for the Chief Executive Officer is the earnings per share measure. Pre-established performance targets and goals are determined by the Independent Compensation Committee and target achievement measure is based upon a trailing three year average. Grant #4 options may be increased in an amount not to exceed 50% of target long term compensation and decreased in amounts to 0% of target long term compensation based upon a Long Term Incentive matrix established by the Independent Compensation Committee. The determination of whether the number of options will be increased or decreased for any fiscal year will be determined on the second anniversary of the end of the year in respect of which the options were issued.

The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers during fiscal year 2005 and the 2005 fiscal year-end value of unexercised options.

Aggregated Option/SAR Exercises in

Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)		Value Realized ($)		Number of Unexercised Options/SARs at FY-End (#)		Value of Unexercised In the Money Options/SARs at FY-End ($)(1)
					Exercisable	Unexercisable	Exercisable	Unexercisable
Stanley A. Lybarger	75,103	(2)	$1,696,046	(3)	91,628	322,283	$2,075,243	$1,838,467

C. Fred Ball, Jr.	43,817		768,390		35,810	122,494	785,345	1,066,948

Steven G. Bradshaw	10,469		224,273		38,830	75,286	828,956	603,347

Daniel H. Ellinor	0		0		2,153	42,884	16,557	99,355

W. Jeffrey Pickryl	38,326		696,701		4,666	143,958	35,882	895,457

(1)	Values are calculated by subtracting the exercise or base price from the fair market value of the stock as of December 31, 2005.

(2)	Includes 75,103 shares deferred at the election of Mr. Lybarger.

(3)	Includes $1,696,046 in stock option exercise income which has been deferred at the election of Mr. Lybarger.

Long-Term Incentive Plans

Awards in Last Year

The following table sets forth certain information concerning long-term incentive awarded pursuant to the BOK Financial 2003 Executive Incentive Plan.

Name	Number of shares, units or other rights (#)	Performance or other period until maturation or payout	Estimated future payouts under non-stock price-based plans
			Threshold #	Target #	Maximum #
Stanley A. Lybarger(1)	52,246	12/31/2008	13,062	52,246	78,369
Stanley A. Lybarger(2)	12,803	12/31/2008	3,201	12,803	19,205
C. Fred Ball, Jr. (1)	15,611	12/31/2008	3,903	15,611	23,417
Steven G. Bradshaw(1)	14,094	12/31/2008	3,524	14,094	21,141
Steven G. Bradshaw(2)	3,454	12/31/2008	864	3,454	5,181
Daniel H. Ellinor(1)	15,178	12/31/2008	3,795	15,178	22,767
Daniel H. Ellinor(2)	3,719	12/31/2008	930	3,719	5,579
W. Jeffrey Pickryl(1)	31,657	12/31/2008	7,914	31,657	47,486

(1)	Non-qualified stock options

(2)	Restricted performance shares

Defined Benefits Plan

Certain executives of the Company participate in the BOK Financial Pension Plan (the “Pension Plan”). The Pension Plan was established in 1987 as a cash balance defined benefit pension plan and has remained substantially unchanged since its inception. Pension Plan benefits are determined based on a hypothetical account balance that accumulates over time. The account balances grow based on a 5.25% interest credit on prior balances plus a monthly account addition based on the executive’s covered pay, age at entry into the plan and years of service. Covered pay includes base salary, shift differential and commissions and excludes incentive compensation and bonuses. Covered pay is limited by government regulations to not more than $210,000. All named executives exceeded this limit for 2005. There is no supplemental plan to make-up for benefits lost due to this government restriction.

During 2005, the Company’s Board of Directors approved curtailment of Pension Plan benefits. Effective April 1, 2006, the hypothetical accounts will no longer be credited for amounts based on covered pay. However, the hypothetical accounts will continue to grow based on the interest credit.

The normal retirement age under the Pension Plan is age 65. At that time, a participant may receive a lump sum equal to the greater of their hypothetical account balance or an amount determined by a government-mandated discount rate. The participant may also elect to receive an annuity payment from the Pension Plan. Various annuity forms are available, but the basic monthly annuity is equal to the hypothetical account balance divided by 200. This annuity amount increases at 5.25% annually over the participant’s life.

The following table indicates the estimated annual basic annuity that will be paid to each executive if they retire at age 65. These amounts are the age 65 annuity values and will increase by 5.25% per year for as long as the executive remains alive. These estimates also assume that each executive will remain employed by the Company and covered by the Pension Plan until their retirement.

Executive	Estimated Annual Basic Benefit at Age 65
Stanley A. Lybarger	$35,216

C. Fred Ball, Jr.	9,958

Steven G. Bradshaw	16,584

Daniel H. Ellinor	2,571

W. Jeffrey Pickryl	12,874

BOk Thrift Plan

Employee contributions to the BOk Thrift Plan are matched by the Company up to 6% of base compensation, based on years of service. The BOk Thrift Plan also implements a maximum non-executive annual contribution of $750 for certain employees. Participants may direct the investments of their accounts to a variety of options, including BOK Financial common stock.

Employment Agreements with the Named Executives

An evergreen employment agreement is in effect between BOk and Mr. Lybarger. Generally, the agreement provides that Mr. Lybarger will continue to be employed in his present position and at his current rate of compensation. BOk may terminate the employment agreement and be liable for termination benefits not to exceed regular compensation and benefit coverage for twelve months (with termination benefits to be reduced by the amount of compensation received by Mr. Lybarger from other sources during the seventh through twelfth months after termination), any unpaid prior year incentive compensation and a pro-rata share of any current year incentive compensation. In the event of a change of control of BOk, as defined in the employment agreement, Mr. Lybarger has the option, for a period of six months after the change of control, to resign and receive the same termination benefits as described in the preceding sentence in the event of termination by BOk. Further, if, at such time as Mr. Lybarger reaches age 57 he has recruited a Chief Operating Officer that is acceptable to the Chairman of the Board and the Board of Directors, and such COO has completed a minimum of three years of employment with the Company, then, subject to certain other requirements and restrictions, all of Mr. Lybarger’s stock options shall become fully vested upon termination of his employment. Mr. Lybarger has agreed to not compete with the Company for two years following termination.

An employment agreement between BOT and Mr. Ball provides that Mr. Ball will be employed by BOT as its Chairman and Chief Executive Officer until the agreement is terminated by either BOT or Mr. Ball. BOK Financial may terminate without cause subject to payment of agreed annual compensation and benefits for a period not exceeding twelve months. Mr. Ball may terminate the agreement upon twenty-six days prior written notice.

An employment agreement is in effect between BOK Financial and Mr. Bradshaw. The agreement continues until either party terminates the agreement upon ninety days prior written notice and provides for minimum salary and bonus amounts. BOK Financial may terminate the agreement without cause subject to payment of standard severance pay, an amount equal to Mr. Bradshaw’s then current annual salary and other prescribed benefits. BOK Financial may terminate Mr. Bradshaw for cause, in which event Mr. Bradshaw receives salary and bonus through the effective date of termination. Mr. Bradshaw agreed not to solicit Company business for two years following termination for cause and for one year following termination for any other reason.

An employment agreement is in effect between BOK Financial and Mr. Ellinor. The agreement continues until either party terminates the agreement upon ninety days prior written notice and provides for minimum salary and bonus amounts. BOK Financial may terminate the agreement without cause subject to payment of standard severance pay, an amount equal to Mr. Ellinor’s then current annual salary and other prescribed benefits. BOK Financial may terminate Mr. Ellinor for cause, in which event Mr. Ellinor receives salary and bonus through the effective date of termination. Mr. Ellinor agreed not to solicit Company business for two years following termination for cause and for one year following termination for any other reason.

An employment agreement is in effect between BOK Financial and Mr. Pickryl. The initial term began October 15, 2003, and will end on the third anniversary of the commencement date, subject to one year automatic renewals unless either party provides the other written notice of termination ninety days prior the expiration of the initial term or any renewal term. The agreement provides for minimum salary and bonus amounts. In the event BOK Financial terminates Mr. Pickryl without cause, BOK Financial will provide Mr. Pickryl standard severance pay plus an amount equal to two times Mr. Pickryl’s annual salary if termination occurs during the second year and an amount equal to Mr. Pickryl’s annual salary if during the third year and thereafter, that which Mr. Pickryl would otherwise be able to receive under a benefit plan. BOK Financial may terminate Mr. Pickryl for cause, in which event Mr. Pickryl receives salary and bonus through the effective date of termination. Mr. Pickryl agreed not to compete with certain BOKF subsidiaries or to solicit the Company’s customers for two years after termination of employment for cause and for one year following termination without cause. Mr. Pickryl’s agreement further provides that in the event Mr. Pickryl is terminated without cause between the ages of sixty and sixty-five, the vesting of his options will accelerate. In addition, the Company and Mr. Pickryl have entered into a supplemental Executive Incentive Agreement which provides that Mr. Pickryl will receive supplemental income of $100,000 per year under certain circumstances in the event he continues to be employed by BOK Financial or in the event he is terminated without cause.

Report on Executive Compensation

Independent Compensation Committee

In December 2002, the Board of Directors established an Independent Compensation Committee consisting of independent directors, to administer a performance based compensation plan for senior executives in accordance with the provisions of Section 162(m) of the Internal Revenue Code. The current members of the committee are Messrs. Cappy (Chairman), Griffin and Kyle.

The purpose of the Independent Compensation Committee is to establish performance goals at the beginning of each fiscal year and award incentive compensation under the BOK Financial Corporation 2003 Executive Incentive Plan, approved by shareholders at the 2003 Annual Meeting of Shareholders. The goals of the Independent Compensation Committee are to help the Company compete with peer institutions in attracting and retaining highly qualified individuals as executive officers, to pay executive officers based upon their contributions to the Company’s performance, and to comply with Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code limits deductibility for federal income tax purposes of compensation in excess of $1,000,000 annually paid to individual executive officers including compensation based on performance goals, unless certain requirements are met. The BOK Financial Corporation 2003 Executive Incentive Plan was established and is maintained to comply with the performance-based exception to limits on deductibility of executive officer compensation. The Chief Executive Officer, executives who report directly to the Chief Executive Officer and other selected officers approved by the Independent Compensation Committee may participate in the Plan.

The Independent Compensation Committee uses a twenty-six bank peer group to set target compensation, annual performance goals for bonus and long term incentive compensation and manner of payment of long term incentive compensation for each participant on an individual basis. The performance goals for 2005 were based on a combination of (i) Company earnings per share measured against peer group earnings per share and (ii) business unit performance and attainment of individual goals. The Independent Compensation Committee believes that basing executive compensation on earnings per share performance strengthens the alignment of the interests of the executive officers with those of all stockholders, while business unit performance measures promote individual productivity and leadership. The Committee reviewed and approved the calculation of annual and long-term compensation paid pursuant to the 2005 goals.

The Independent Compensation Committee noted that the Company performed exceptionally well as it recorded record earnings in 2005. The Committee believes that the compensation paid during 2005 was fair and reasonable and served the long term interests of the Company.

INDEPENDENT COMPENSATION COMMITTEE

Joseph E. Cappy, Chairman

David E. Griffin

David L. Kyle

Informal Compensation Committee

Compensation for officers other than the Chief Executive Officer, the direct reports to the Chief Executive Officer and the other officers reviewed by the Independent Compensation Committee is, in practice, determined by the Chief Executive Officer and Mr. Kaiser, the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Independent Compensation Committee were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under the Securities and Exchange Commission regulations. Messrs. Kaiser and Lybarger make up the Informal Compensation Committee which administers all compensation not reviewed by the Independent Compensation Committee. See “Report of Executive Compensation” and “Certain Transactions.”

Certain Transactions

Certain principal shareholders, directors of the Company and their associates were customers of and had loan transactions with BOK Financial or its subsidiaries during 2005. None of them currently outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than normal risk of collectibility or present other unfavorable features at the time the loans were made.

Certain related parties are customers of the Company for services other than loans, including consumer banking, corporate banking, risk management, wealth management, brokerage and trading, or fiduciary/trust services. The Company engages in transactions with related parties in the ordinary course of business and in compliance with applicable regulation.

BOk leases office space in the Copper Oaks facility located in Tulsa, Oklahoma, which is owned by Mr. Kaiser and affiliates. Lease payments for Copper Oaks totaled $754,704 in 2005.

In 2005, an affiliate of BOK Financial sold Oklahoma State Income Tax Credits to (a) George Kaiser, Chairman of the Board, receiving $16,283,400, (b) Jim Holloman, executive officer, receiving $30,000, (c) Stan Lybarger, Chief Executive Officer, receiving $64,600, (d) Ruth Nelson Trust, receiving $250,000, (e) Burns Hargis, a Company director and executive officer, receiving $30,000; and, (f) Mark Funke, an executive officer, receiving $15,000. Ms. Ruth Nelson is Mr. Kaiser’s sister.

QuikTrip Corporation has entered into a fee sharing agreement with TransFund, BOk’s automated teller machine (ATM) network, respecting transactions completed at TransFund ATMs placed in QuikTrip locations. In 2005, BOk paid QuikTrip $1.3 million pursuant to this agreement. Mr. Cadieux, a BOK Financial Director, is President, Chief Executive Officer, a director and a shareholder of QuikTrip Corporation.

BOk engages in routine energy hedging transactions with Mustang Fuel Corporation, Mustang Gas Products, LLC and Eagle Gas Marketing on terms offered to customers of BOk generally. In 2005, Mustang Fuel Corporation hedged 1 million MMbtu of natural gas and 10,000 barrels of oil, Eagle Natural Gas hedged 66,300 MMbtu of natural gas, and Mustang Gas Products, LLC hedged 10,250,000 gallons of natural gas liquids. The hedges are backed by counter party contracts. Mr. Joullian, a director of BOK Financial, is the President of Mustang Fuel Corporation, Mustang Gas Products, LLC and Eagle Gas Marketing.

Controlled Company Exemption

The Board of Directors has determined that BOK Financial is a “controlled company,” as defined in Rule 4350(c)(5) of the listing standards of the National Association of Securities Dealers, Inc. (“NASD”), based on Mr. Kaiser’s beneficial ownership of approximately 66.7% of the outstanding common stock. Accordingly, BOK Financial is exempt from certain requirements of the NASD listing standards, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors. Nevertheless, the Company does maintain a substantial majority of independent directors, determines upper level management compensation through an independent board committee and nominates new board members through board consensus.

Insider Reporting Update

Based upon a review of the filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with the exception of a late report in March 2005 relating to 1,000 shares sold in February 2005 for Mr. Funke; a late report in November 2005 relating to 16,814 shares acquired and 10,446 shares disposed of through the exercise of stock options and a report in February 2006 relating to 1,577 shares sold in November 2005 for Mr. Hargis; a late report in November 2005 relating to 724 shares acquired and 348 shares disposed of through the exercise of stock options for Mr. Ralston; and a late report in December 2005 relating to 1,282 shares acquired through the exercise of stock options in December 2005 for Mr. Cotter.

Independent Public Accountants

Ernst & Young LLP, independent public accountants, has been reappointed by the Board of Directors of the Company as independent auditors for the Company to examine and report on its financial statements for 2006. Ernst & Young LLP have been auditors of the accounts of the Company since its inception on October 24, 1990. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Proposals of Shareholders

The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company’s Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company’s Proxy Statement relating to the 2007 Annual Shareholders’ Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company’s principal executive offices, located at Bank of Oklahoma Tower, Tulsa, Oklahoma 74172, no later than December 1, 2006.

Other Matters

Management does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the meeting, it is intended that the Proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.

COPIES OF THE ANNUAL REPORT ON FORM 10-K AND OTHER DISCLOSURE STATEMENTS FOR BOK FINANCIAL CORPORATION MAY BE OBTAINED WITHOUT CHARGE TO THE SHAREHOLDERS BY WRITING TO THE CHIEF FINANCIAL OFFICER, BOK FINANCIAL CORPORATION, P. O. BOX 2300, TULSA, OKLAHOMA 74192, OR VIA E-MAIL OR THROUGH THE BOKF WEBSITE LOCATED AT HTTP://WWW.BOKF.COM.

THE COMPANY MAKES AVAILABLE ITS PERIODIC AND CURRENT REPORTS, FREE OF CHARGE, ON ITS WEB SITE AS SOON AS REASONABLY PRACTICABLE AFTER SUCH MATERIAL IS ELECTRONICALLY FILED WITH, OR FURNISHED TO, THE SEC AT HTTP://WWW.BOKF.COM.

BOK FINANCIAL CORPORATION

AMENDED AND RESTATED 2003 STOCK OPTION PLAN

January 1, 2003

Amended April 25, 2006

Adopted by Action of the Board of Directors

of

BOK Financial Corporation taken March 19, 2003

Approved by Shareholders on April 29, 2003

Amended by Action of the Board of Directors of

BOK Financial Corporation taken March 13, 2006

Approved by Shareholders on April 25, 2006

On June 26, 2003, BOK Financial Corporation registered on Securities and Exchange Commission Form S-8 pursuant to the Securities Act of 1933, 2,000,000 shares of BOK Financial Corporation Common Stock, $0.00006 par value, for issuance in connection with the BOKF 2003 Stock Option Plan.

On                     , 2006, BOK Financial Corporation amended the registration statement to register an additional 3,500,000 shares of BOK Financial Corporation Common Stock, $0.00006 par value, for issuance in connection with the BOKF 2003 Stock Option Plan.

This document constitutes part of a Section 10(a) Prospectus covering the securities that have been registered under the Securities Act of 1933. The documents constituting the Section 10(a) Prospectus are held in a file maintained by the Benefits Department of Human Resources and may be reviewed or obtained, without charge, upon written or oral request made to the Compensation Department of Human Resources of Bank of Oklahoma, National Association, P.O. Box 2300, Tulsa, Oklahoma 74172, telephone number (918) 588-6277.

BOKF 2003 STOCK OPTION PLAN

SECTION 1. ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN.

1.1	Establishment. BOK Financial Corporation (the “Corporation” or “BOKF”), an Oklahoma corporation, hereby establishes the “BOKF 2003 Stock Option Plan” (the “BOKF 2003 Plan”) for designated employees of the Corporation and of various direct and indirect subsidiaries of the Corporation (collectively, “BOKF”). The BOKF 2003 Plan shall also serve as the vehicle to issue stock options under the BOK Financial Corporation 2003 Executive Incentive Plan, and any amendments to or renewal thereof.

1.2	Purpose. The purpose of the BOKF 2003 Plan is to advance the interests of the Corporation (i) by encouraging and providing for the acquisition of an equity interest in the Corporation by key employees of BOKF and (ii) by enabling BOKF to attract and retain the services of key employees whose judgment, interest, and special effort are desired for the successful conduct of operations.

1.3	Effective Date. The BOKF 2003 Plan shall become effective on January 1, 2003 (or on such later date as a registration statement in respect of the BOKF 2003 Plan on Securities and Exchange Commission Form S-8 shall become effective).

SECTION 2. THE 2003 OPTIONS. The options (“2003 Options”) established hereby are the right to purchase shares of Common Stock of the Corporation on the terms and conditions hereafter set forth in this and succeeding sections of the BOKF 2003 Plan:

2.1	The Common Stock subject to the 2003 Options shall be the Common Stock of the Corporation, par value $0.00006 per share (“BOKF Common Stock”).

2.2	The owners of the 2003 Options shall be those employees (hereafter called a “Participant”) to whom a letter of award (“Award Letter”) is hereafter delivered by the Independent Compensation Committee of the Corporation. The Corporation may issue Award Letters at any time prior to April 30, 2009.

2.3	The 2003 Options owned by each Participant shall entitle the Participant, subject to the terms and conditions hereof, to purchase that number of shares of BOKF Common Stock set forth in one or more Award Letters delivered to the Participant from time to time (“Participant’s 2003 Option Shares”). Each Award Letter shall bear the date on which the Award Letter is issued (the “Award Date”). The total number of shares of BOKF Common Stock subject to 2003 Options shall be 5,500,000. The maximum number of shares of BOKF Common Stock subject to the 2003 Options that may be granted to a Participant during a calendar year period is 200,000. If the employment of a Participant is terminated for any reason and such Participant has not exercised the 2003 Options with respect to any shares, the Corporation may award 2003 Options in respect of such shares to existing Participants or to additional Participants by issuing additional Award Letters before April 30, 2009.

2.4	The purchase price of shares subject to the 2003 Options shall be the fair market value for BOKF Common Stock on NASDAQ on the date of the Award Letter (the “Option Price”).

2.5	The 2003 Options may be exercised in accordance with, and only in accordance with, the following schedule:

2.5.1	At any time and from time to time one calendar year after the Award Date and prior to four calendar years after the Award Date, with respect to one seventh (1/7) of the 2003 Option Shares set forth in the Award Letter.

2.5.2	At any time and from time to time two calendar years after the Award Date and prior to five calendar years after the Award Date, with respect to one seventh (1/7) of the 2003 Option Shares set forth in the Award Letter.

2.5.3	At any time and from time to time three calendar years after the Award Date and prior to six calendar years after the Award Date, with respect to one seventh (1/7) of the 2003 Option Shares set forth in the Award Letter.

2.5.4	At any time and from time to time four calendar years after the Award Date and prior to seven calendar years after the Award Date, with respect to one seventh (1/7) of the 2003 Option Shares set forth in the Award Letter.

2.5.5	At any time and from time to time five calendar years after the Award Date and prior to eight calendar years after the Award Date, with respect to one seventh (1/7) of the 2003 Option Shares set forth in the Award Letter.

2.5.6	At any time and from time to time six calendar years after the Award Date and prior to nine calendar years after the Award Date, with respect to one seventh (1/7) of the 2003 Option Shares set forth in the Award Letter.

2.5.7	At any time and from time to time seven calendar years after the Award Date and prior to ten calendar years after the Award Date, with respect to one seventh (1/7) of the 2003 Option Shares set forth in the Award Letter.

2.6	The 2003 Options may be exercised only by delivering (i) a written notice of exercise (stating the fact that 2003 Options are being exercised, the Award Date, and the number of shares being purchased) and (ii) payment in full of the purchase price of the shares being purchased to the Compensation Department of Human Resources of Bank of Oklahoma, National Association. Payment shall be made (i) by personal check of the Participant, (ii) in cash or its equivalent, or (iii) by tendering shares of BOKF Common Stock having a value equal to the purchase price based on the closing price quoted for BOKF Common Stock on NASDAQ on the trading day immediately preceding the date of exercise, or (iv) a combination of (i), (ii), or (iii).

2.7	The Corporation shall deliver to the Participant the certificates representing the shares purchased pursuant to the exercise of the 2003 Options within thirty (30) days of the date of exercise.

2.8	BOKF Common Stock acquired pursuant to the 2003 Options may be resold only pursuant to the provisions of Section 4 hereof.

SECTION 3. PROVISIONS APPLICABLE TO THE 2003 OPTIONS. The following provisions shall apply to the 2003 Options and all BOKF Common Stock issued pursuant thereto.

3.1	Non-Transferability. The 2003 Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

3.2	Termination of 2003 Options Upon Termination of Employment of Participant. If the employment of the Participant by BOKF shall terminate for any reason including death, disability, retirement, resignation or involuntary termination (whether such involuntary termination is with or without cause), the Participant’s 2003 Options shall automatically terminate, to the extent not previously exercised, provided:

3.2.1	The Chairman of the Board and the Chief Executive Officer may, in their sole discretion (which discretion may be exercised arbitrarily) subject to approval of the Board of Directors of the Corporation, extend the termination of the Participant’s 2003 Options in special circumstances.

3.2.2	In the event of the termination of employment of a participant by reason of death or disability, the Participant (or, in the event of death, the personal representative of the Participant) may purchase, any of Participant’s 2003 Option Shares which the Participant had the right to purchase immediately preceding the date of the Participant’s termination of employment within the period of time such Participant could have, but for such termination, purchased such 2003 Option Shares.

3.2.3	In the event a Participant’s employment is involuntarily terminated by BOKF without cause (determined in accordance with Section 3.2.5) and such involuntary termination without cause is within one year of a Change of Control (as defined in Section 3.2.4), the Participant may purchase, within 90 days of the date of the Participant’s termination of employment, all of Participant’s 2003 Option Shares (to the extent not previously purchased).

3.2.4	A Change of Control shall be deemed to have occurred if, and only if:

3.2.4.1	George B. Kaiser, affiliates of George B. Kaiser, and/or members of the family of George B. Kaiser collectively cease to own more shares of the voting capital stock of BOKF than any other shareholder (or group of shareholders acting in concert to control BOKF to the exclusion of George B. Kaiser, affiliates of George B. Kaiser, or members of the family of George B. Kaiser); or,

3.2.4.2	BOKF shall cease to own more than 50% of the voting capital stock of Bank of Oklahoma, National Association.

3.2.5	A Participant shall be deemed to have been terminated for cause if the Board of Directors of BOKF determines (in its sole discretion provided only that such discretion is exercised with honesty in fact) that the Participant was terminated by reason of (i) any failure to substantially perform Participant’s employment obligations to BOKF in a satisfactory manner, (ii) any intentional act materially injurious to BOKF, (iii) any act of moral turpitude, (iv) any material dishonest or fraudulent act, or (v) any refusal to obey orders or instructions of the Participant’s appropriate supervisors or seniors.

3.2.6	A Participant shall be deemed employed by BOKF so long as and only so long as the employee is in the employment of BOK Financial Corporation or a direct or indirect subsidiary of BOK Financial Corporation in which BOK Financial Corporation owns, directly or indirectly, more shares of the voting capital stock than any other shareholder (or group of shareholders acting in concert to control such subsidiary to the exclusion of BOKF).

3.3	Adjustments. If there are any changes in the capitalization of the Corporation affecting the number or kind (after the recapitalization) of issued and outstanding shares of BOKF Common Stock (existing immediately prior to the change in capitalization), whether such changes have been occasioned by reorganization, combination of shares, declaration of stock dividends, stock splits, reverse stock splits, reclassification or recapitalization of such stock, the merger or consolidation of the Corporation with some other corporation or other similar transaction, then the number and kind of shares then subject to the 2003 Options and the price to be paid therefore, shall be appropriately adjusted by the Corporation; provided, however, that in no event shall any such adjustment result in the Corporation being required to sell or issue a fractional share of stock.

3.4	Waiver of Shareholder Rights. The Participant or other person entitled to exercise 2003 Options shall have no rights as a stockholder with respect to any shares subject thereto until the Participant or such person shall have exercised the 2003 Options and shall thereafter have become the holder of record of such shares and no adjustment (except such adjustments as may be effected pursuant to the provisions of Section 3.3 hereof) shall be made for dividends or distributions of rights in respect of such shares for which the record date is prior to the date on which the Participant or such person so becomes the holder of record.

SECTION 4. REOFFER OR RESALE OF BOKF STOCK ACQUIRED PURSUANT TO EXERCISE OF THE 2003 OPTIONS. The reoffer or resale of BOKF Common Stock acquired by a Participant pursuant to the 2003 Options shall be subject to the following terms and conditions:

4.1

Reoffer or Resale by Affiliate. If the Participant is an affiliate of the Corporation, the reoffer or resale of BOKF Common Stock may be made by the Participant only (i) by means of a reoffer prospectus pursuant to an effective registration statement on Form S-8 or (ii) in accordance with the provisions of SEC Rule 144 or (iii)

pursuant to the determination of the Corporation’s general counsel that there is an available exemption under the federal and state securities laws.

4.2	Reoffer or Resale by Non-Affiliate. If the Participant is not an affiliate of the Corporation, the reoffer or resale is not subject to restriction, except as set forth in Section 4.3 of this BOKF 2003 Plan.

4.3	Prior Approval of Counsel. Prior to reoffering or reselling any BOKF Common Stock acquired pursuant to a 2003 Option, the Participant shall advise the Compensation Department of Human Resources of Bank of Oklahoma, National Association which shall refer the matter to the Corporation’s general counsel. The Corporation’s general counsel shall determine whether the Participant is an affiliate or a non-affiliate of BOKF. If the Corporation’s general counsel determines Participant is an affiliate, the Participant shall offer and sell the BOKF Common Stock only as provided by Section 4.1.

4.4	Reoffer Prospectus. BOKF shall use its reasonable best efforts to provide any Participant who is an affiliate and desires to sell BOKF Common Stock with a reoffer prospectus at reasonable times.

SECTION 5. NOT AN EMPLOYMENT AGREEMENT. This BOKF 2003 Plan is not an employment agreement. Nothing contained herein shall be construed to limit or restrict the right of BOKF to terminate the Participant’s employment or services at any time, with or without cause, or to increase or decrease the Participant’s compensation.

SECTION 6. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions shall apply to the BOKF 2003 Plan:

6.1	This BOKF 2003 Plan is made and executed in Tulsa County, Oklahoma.

6.2	This BOKF 2003 Plan shall be subject to, and interpreted in accordance with, the laws of the State of Oklahoma.

6.3	This BOKF 2003 Plan is the entire agreement of the parties respecting the subject matter hereof. There are no other agreements, whether oral or written, respecting the subject matter hereof.

6.4	Rights and obligations arising under the BOKF 2003 Plan may not be assigned.

SECTION 7. ADDITIONAL INFORMATION.

7.1	ERISA Not Applicable. The BOKF 2003 Plan is not subject to the provisions of the Employee Retirement Income Security Act.

7.2	No Reports to Participants. No reports shall be required to be delivered to the Participants as to the status of their participation in the BOKF 2003 Plan. However, a Participant may contact the Compensation Department of Human Resources of Bank of Oklahoma, National Association to determine the number of shares unexercised by the Participant under such Participant’s 2003 Options and the last date on which such options may be exercised.

7.3	Tax Effects. The BOKF 2003 Plan is not qualified under Section 401(a) at the Internal Revenue Code. The tax effects of the BOKF 2003 Plan are:

7.3.1	BOKF will be entitled to an income tax deduction at the date of exercise of the 2003 Options by the Participants. The amount of the deduction will be equal to the spread between the fair market value of the option stock (as quoted by NASDAQ) and the Option Price.

7.3.2

Participants will recognize income at the date of exercise of the 2003 Options in an amount equal to the deduction allowed to BOKF, as defined in Section 7.3.1. Income recognized due to the exercise of a 2003 Option will be subject to withholding and reported to the employee on form W-2. Participants will not be subject to any further income recognition until a taxable transaction occurs involving the purchased stock. The basis in the stock is equal to the fair market value at the date of exercise, and future transactions will be subject to capital asset rules.

7.4	Administration of the BOKF 2003 Plan. The Chairman of the Board and the Chief Executive Officer of BOKF shall designate (subject to approval of the Board of Directors, acting by a vote of, or of a committee of two or more of the Board of Directors of BOKF consisting of, members who are Non-Employee Directors within the meaning of SEC Rule 16b-3(b)(3)) those employees of BOKF who shall be Participants and the Independent Compensation Committee shall establish the number of shares subject to each such Participant’s 2003 Options. The members of the Board of Directors of the Corporation are elected by the stockholders of the Corporation. The Chairman of the Board and the Chief Executive Officer are elected by the Board of Directors. Members of the Independent Compensation Committee consist of Outside Directors within the meaning of the provisions of Treasury Regulation § 1.162-27(e)(3) and are elected by the Board of Directors.

7.5	Eligibility to Participate. All employees of BOKF are eligible to be designated as Participants. Participants shall be designated based upon a subjective determination of the present and potential contributions of the employee to the success of the business of the Corporation.

7.6	Shares to be Issued. The shares of BOKF Common Stock to be issued pursuant to the exercise of the 2003 Options shall be shares of authorized but unissued Common Stock of the Corporation.

7.7	No Liens or Charges. No lien or other charge may be placed on the 2003 Options.

7.8	Incorporation of Certain Documents by Reference. The Corporation is subject to the information reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with the Commission are incorporated in this part of the Section 10(a) Prospectus by reference:

7.8.1	Registration Statement on Form S-1 and the Prospectus included therein (Registration No. 33-40950), as amended, filed under the Securities Act of 1933 with the Commission and declared effective on August 13, 1991.

7.8.2	Registration Statement on Form 10 (Registration No. 0-19341), filed under the Exchange Act with the Commission, and subsequent amendments thereto filed on Form 8.

7.8.3	Information Statement and Prospectus Supplement filed with the Commission on November 20, 1991, under the Exchange Act and also under the Securities Act of 1933.

7.8.4	The description of BOKF’s capital stock contained on page 2 in the Registration Statement on Form 10, as amended by filings on Form 8, filed under the Exchange Act (Registration No. 0-19341), including any amendment or report filed for the purpose of updating such description.

7.8.5	2005 Annual Report on Form 10-K filed with the Commission on March 15, 2006.

Additionally, all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration statement and to be part thereof from the date of filing of such documents.

All documents incorporated by reference in this part of the Section 10(a) Prospectus and all other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933 may be obtained, without charge, upon written or oral request to the Compensation Department of Human Resources of Bank of Oklahoma, National Association at P.O. Box 2300, Tulsa, Oklahoma 74192, telephone number (918) 588-6547. Any additional information about the BOKF 2003 Plan or its administrators may also be obtained by contacting the Compensation Department of Human Resources of Bank of Oklahoma, National Association.

Adopted by action of the Board of Directors of BOKF Financial Corporation March 13, 2006.

/s/ Frederic Dorwart
Frederic Dorwart, Secretary to the Board

Proxy card must be signed and dated on the reverse side.

ò Please fold and detach card at perforation before mailing. ò

BOK FINANCIAL CORPORATION	PROXY

Your shares will be voted in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1.	Election of Directors:

Nominees:

(01) Gregory S. Allen	(02) C. Fred Ball, Jr.	(03) Sharon J. Bell	(04) Peter C. Boylan III

(05) Chester Cadieux III	(06) Paula Marshall-Chapman	(07) William E. Durrett	(08) Robert G. Greer

(09) David F. Griffin	(10) V. Burns Hargis	(11) E. Carey Joullian IV	(12) George B. Kaiser

(13) Judith Z. Kishner	(14) Thomas L. Kivisto	(15) David L. Kyle	(16) Robert J. LaFortune

(17) Stanley A. Lybarger	(18) Steven J. Malcolm

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY	☐ EXCEPTIONS *
(except as marked to the contrary below)	to vote for all nominees listed above

*	INSTRUCTIONS: To withhold authority to vote for any nominee, write that nominee’s name or number on the line below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

2.	To amend the BOKF 2003 Stock Option Plan

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued, and to be signed on the other side.)

BOK Financial Corporation

c/o Stock Transfer Department

Post Office Box 105649

Atlanta, GA 30348

YOUR VOTE IS IMPORTANT

Please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15253, so your shares may be represented at the Meeting.

Proxy card must be signed and dated below.

ò Please fold and detach card at perforation before mailing. ò

BOK FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frederic Dorwart and Tamara R. Wagman as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of BOK Financial Corporation held of record by the undersigned on March 1, 2006, at the annual meeting of shareholders to be held on April 25, 2006 or any adjournment thereof.

Dated: , 2006

Signature

Signature (if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.